Exhibit 10.4

September 25, 2017

Ms. Sona Chawla
Chief Operating Officer
Kohl’s Department Stores, Inc.
Menomonee Falls, WI 53015

Dear Sona:

Congratulations on your promotion.

Your Position: You are being promoted to the position of Chief Operating Officer & President - Elect, effective immediately. Upon my retirement in May 2018, you will become the President. You will continue to be a member of the Operating Committee and a Principal Officer of Kohl’s. Until my retirement, you will continue to report to me in my capacity as Chief Executive Officer. Following my retirement, you will report to Michelle Gass, who will then be Chief Executive Officer. Your direct reports will be:

•	EVP, Director of Stores;

•	EVP, Chief Technology Officer;

•	SVP, Distribution;

•	SVP, Digital & Omni Channel;

•	VP, Business Transformation; and

•	VP, Strategy.

Your Salary: Your new annualized salary will be $1,200,000. You will continue to be paid on the 15th and 30th of each month. Your job performance and base compensation will next be reviewed in the Spring of 2019 with any change in your compensation effective April 1, 2019.

Annual Incentive Program:  You will continue to be eligible to participate in Kohl's Annual Incentive Plan. Based on your position as President - Elect and in the future as President, you will be eligible for annual bonus payments from 0% to 225% of your base salary. This incentive is an annual team bonus that recognizes your contributions based on total company financial performance. Your new participation level will begin with incentive awards made in early 2018 based upon Kohl’s performance in fiscal 2017.

Equity Award: In recognition of your promotion to President - Elect and future President, you will receive a one-time promotional award of time-vested Kohl’s restricted stock valued at $3,000,000. The number of restricted shares awarded will be based on the closing share price on the date the Board of Directors’ Compensation Committee approves the grant. Your restricted shares will vest in two installments - 50% on each of the first and second anniversaries of the grant date, all contingent on your continued employment by Kohl’s on each vesting date.

You will continue to be eligible to participate in Kohl’s annual equity award process in the Spring of 2018 and beyond. Your new annual target value of LTIP awards as President - Elect and in the future as President, will be $3,000,000.

Other Benefits: As President - Elect and in the future as President, you will continue to be entitled to participate in all other benefit programs available to Kohl’s Principal Officers.

Conditions: This offer is subject to your acceptance and execution of this letter and an amendment to your current employment agreement with Kohl’s, which is being provided to you under separate cover.

On behalf of myself and the entire Board of Directors, it is our pleasure to congratulate you on your promotion. We look forward to working with you in supporting the success and growth of Kohl’s.

Very truly yours,

/s/ Kevin Mansell

Kevin Mansell
Chairman, President & Chief Executive Officer
Kohl's Department Stores, Inc.

Accepted and agreed to this 25th day of September, 2017

/s/ Sona Chawla
Sona Chawla